Exhibit 5.2

November 19, 2025

Brera Holdings PLC

One Burlington Road

Dublin

D04 C5Y6

Ireland

To whom it may concern:

We have acted as United States securities law counsel to Brera Holdings PLC, a public limited company incorporated in Ireland (the “Company”) in connection with filing with the U.S. Securities and Exchange Commission (Commission) of a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), pursuant to which, among other things, certain selling securityholders named in the Registration Statement (each a “Selling Securityholder”) may offer and sell the Company’s (i) pre-funded warrants (the “Investor Pre-Funded Warrants”) to purchase up to an aggregate of 5,161,152 Class B Ordinary Shares, nominal value, $0.05 (the “Class B Ordinary Shares”), (ii) Class B Ordinary Share purchase warrants (the “Investor Common Warrants”) to purchase up to an aggregate of 66,666,668 Class B Ordinary Shares, (iii) pre-funded warrants (the “Strategic Advisor Pre-Funded Warrants”) to purchase 3,333,330 Class B Ordinary Shares, and (iv) Class B Ordinary Share purchase warrants (the “Strategic Advisor Common Warrants” and together with the Investor Pre-Funded Warrants, the Investor Common Warrants, and the Strategic Advisor Pre-Funded Warrants , the “Securities”) to purchase up to an aggregate of 1,666,667 Class B Ordinary Shares covered by the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the Securities contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion solely as to New York law and have assumed the due authorization, execution and delivery of each such agreement by the Company in accordance with the laws of Ireland. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Ireland.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Securities constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW